EXHIBIT 99


FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Yankee Candle Company, Inc. ("Yankee Candle" or the "Company") Form 10-K, Annual Report to Stockholders, any Form 10-Q or Form 8-K of the Company, or any other oral or written statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The actual results of the Company may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to: (a) the general political, economic and competitive conditions in the United States and abroad; (b) changes in capital availability or costs, such as changes in interest rates; (c) market perceptions of the industry in which the Company operates, or security ratings; (d) government regulation; (e) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission, and the factors set forth below.

WE MAY NOT BE ABLE TO GROW OUR BUSINESS AS PLANNED.

We intend to continue to pursue a business strategy of increasing sales and earnings by expanding our retail and wholesale operations both in the United States and internationally. Our retail growth strategy depends in large part on our ability to open new stores in both existing and new geographic markets. Since we are planning to open more stores each year than we have in the past, we may not be able to achieve our planned growth or sustain our financial performance. Our ability to implement our growth strategy successfully will also be dependent in part on factors beyond our control, including changes in consumer preferences and in our competitive environment. Our ability to anticipate changes in the candle and giftware industries, and identify industry trends will be critical factors in our ability to remain competitive.

We expect that, as we grow, it will become more difficult to maintain our growth rate. We cannot assure you that we will continue to grow at a rate comparable to our historic growth rate or that our historic financial performance will continue as we grow.

WE FACE SIGNIFICANT COMPETITION IN THE GIFTWARE INDUSTRY, WHICH COULD ADVERSELY AFFECT OUR FUTURE OPERATING RESULTS, FINANCIAL CONDITION AND LIQUIDITY AND OUR ABILITY TO CONTINUE TO GROW OUR BUSINESS.

We compete generally for the disposable income of consumers with other producers in the $47 billion giftware industry. The giftware industry is highly competitive with a large number of both large and small participants. Our products compete with other scented and unscented candle products and with other gifts within a comparable price range, like boxes of candy, flowers, wine, fine soap and related merchandise. Our retail stores compete with franchised candle store chains, specialty candle stores and gift and houseware retailers. Some of our competitors are part of large, diversified companies which have greater financial resources and a wider range of product offerings than we do. This competitive environment could adversely affect our future revenues and profits, financial condition and liquidity and our ability to continue to grow our business.

WE INCURRED INDEBTEDNESS IN CONNECTION WITH OUR 1998 RECAPITALIZATION, AND SERVICING OUR INDEBTEDNESS COULD REDUCE FUNDS AVAILABLE TO GROW OUR BUSINESS.

Although we believe that our cash flow from operations and our available financing should be sufficient to meet our anticipated requirements for growing our business and servicing our debt, our level of long-term indebtedness could reduce funds available to grow our business in the future.

OUR SUCCESS DEPENDS ON OUR SENIOR EXECUTIVE OFFICERS, THE LOSS OF WHOM COULD DISRUPT OUR BUSINESS.

Our success is substantially dependent upon the retention of our senior executive officers. We do not have employment agreements with any of our senior executive officers, except our Chief Financial Officer. If our senior executive officers become unable or unwilling to participate in the business of Yankee Candle, our future business and financial performance could be materially affected.

BECAUSE WE ARE NOT A DIVERSIFIED COMPANY AND ARE DEPENDENT UPON ONE INDUSTRY, WE HAVE LESS FLEXIBILITY IN REACTING TO UNFAVORABLE CONSUMER TRENDS, ADVERSE ECONOMIC CONDITIONS OR BUSINESS CYCLES.

THE LOSS OF OUR MANUFACTURING FACILITY WOULD DISRUPT OUR OPERATIONS.

We rely exclusively on our manufacturing facility in Whately, Massachusetts to produce our candle products. Because most of our machinery is designed or customized by us to manufacture our products and because we have strict quality control standards for our products, the loss of our manufacturing facility, due to natural disaster or otherwise, would materially affect our operations. Although our manufacturing facility is adequately insured, we believe it would take a minimum of nine months to replace the plant and machinery to a level equivalent to their current level of production and quality control standards.

WE MAY EXPERIENCE A DECLINE IN OUR RETAIL COMPARABLE STORE SALES, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DROP.

Our comparable store sales from our retail business have contributed significantly to our overall sales growth. Our retail comparable store sales could be adversely impacted by competition or our inability to execute our business strategy. If our retail comparable store sales declined for any reason, we could experience a loss in our revenues and income, which could lower the price of our common stock.

SEASONAL AND QUARTERLY FLUCTUATIONS IN OUR BUSINESS COULD AFFECT THE MARKET FOR OUR COMMON STOCK.

Our revenues and operating results vary from quarter to quarter. We have historically realized higher revenues and operating income in our fourth quarter, particularly in our retail business, which is becoming a larger portion of our sales. We believe that this has been due primarily to an increase in giftware industry sales during the holiday season of the fourth quarter. As a result of this seasonality, we believe that quarter to quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. In addition, we may also experience quarterly fluctuations in our revenues and income depending on how many new retail stores we open in a particular quarter. These quarterly fluctuations that we may report in the future may not match the expectations of market analysts and investors. This could cause the trading price of our common stock to fluctuate.

WE ARE CONTROLLED BY FORSTMANN LITTLE & CO. AND OUR MANAGEMENT, WHOSE INTERESTS MAY CONFLICT WITH THOSE OF OTHER STOCKHOLDERS.

Partnerships affiliated with Forstmann Little & Co. and our management together own approximately 74% of our outstanding common stock and control us. Accordingly, they are able to:

     - elect our entire board of directors,

     - control our management and policies, and

     - determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

They are also able to prevent or cause a change in control of Yankee Candle and are able to amend our Articles of Organization and By-Laws at any time. The interests of the Forstmann Little partnerships and our management also may conflict with the interests of the other holders of common stock.

YEAR 2000 FAILURES MAY ADVERSELY IMPACT OUR OPERATIONS.

Our business could be adversely affected by information technology issues related to the Year 2000. The Year 2000 issue is a broad business issue, whose impact may extend beyond traditional computer hardware and software to possible failure of our plant systems, as well as to third parties. If any of our systems are not Year 2000 compliant or if our customers or suppliers fail to achieve Year 2000 compliance, we may experience the following adverse consequences:

     - our customers may be unable to place orders with us due either to our system failures or to those of our customers,

     - we may be unable to bill our customers and maintain adequate production scheduling, inventory cost accounting and other elements of our business that are dependent upon computer systems, and

     - we may be unable to deliver our products on a timely basis.

The ability of third parties with whom we do business to address adequately their Year 2000 issues is outside our control.